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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


       This Employment Agreement ("Agreement") is made as of August 1, 1997, by and between RED FOX INTERNATIONAL, INC., a Delaware corporation anticipated to be renamed TransCoastal Marine Services, Inc., 3535 Briarpark, Suite 210, Houston, Texas 77042 (the "Company"), and BILL E. STALLWORTH, an individual with an address of 20 Sugarberry Circle, Houston, Texas 77024 (the "Employee").


       1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company upon the terms and conditions set forth herein.

       2. Term of Employment. The term of employment pursuant to this Agreement shall begin on August 1, 1997, and shall continue in effect for an initial term of three (3) years from the closing of the Company's IPO (as defined below) (the "Closing Date") unless terminated in accordance with
Section 6, and shall be extended from year to year thereafter, unless terminated effective as of the end of the initial term or any one-year extension thereafter by written notice from the Company to Employee, or by written notice of Employee to the Company, delivered not less than ninety (90) days prior to the end of the initial term, or the end of such one-year extension, as applicable. The term "IPO" means any underwritten public offering of the Company's common stock other than any offering pursuant to any registration statement (i) relating to any capital stock of the Company or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Company, or any of its subsidiaries (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of the Company, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor or similar provisions.

       3.     Scope of Duties; Representations and Warranties.

              (a) The Employee shall be employed by the Company as its Chairman of the Board and Chief Executive Officer, reporting only to the Board of Directors, and shall have supervision and control over, and responsibility for, the general operations of the Company and shall have such other powers, duties, and authority as are set forth in the Bylaws of the Company or as may from time to time be prescribed by the Board of Directors, provided that such powers, duties, and authority are those that are customarily inherent in such a position. Contemporaneously with the execution of this Agreement, Employee shall be elected a member of the Board of Directors of the Company.

              (b) So long as he is employed by the Company, the Employee shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. The Employee agrees that in the provision of all services to the Company, he will comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.

              (c) The Employee represents and warrants that he is under no contractual or other restrictions or obligations which will significantly limit his activities on behalf of the Company or which will prohibit or limit the disclosure or use of by the Employee of any information which directly
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or indirectly relates to the nature of the Company or the services to be rendered by the Employee under this Agreement.

              (d) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company, the Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by Employer, shall be the exclusive property of the Employer ("Intellectual Property"), and unless otherwise agreed by Employer, all right, title and interest therein shall remain in Employer.

              (e) The Employee will hold all Intellectual Property and Confidential Information (defined below) in trust for the Company and will deliver all Intellectual Property and Confidential Information in his possession or control to the Company upon request and, in any event, at the end of his employment with the Company. The Employee will promptly disclose to the Company all Confidential Information, as well as any business opportunity which comes to his attention during the term of his employment with the Company. The Employee will not take advantage of or divert any business opportunity for the benefit of himself or any other party without the prior written consent of the Company.

              (f) The Employee shall assign and does hereby assign to the Company all property rights that he may now or hereafter have in the Intellectual Property and Confidential Information. The Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Intellectual Property.

              (g) The Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company under this Agreement.

       4.     Compensation.

              (a) During the period from August 1, 1997, until the Closing Date, the Company shall pay the Employee a base salary, payable semi-monthly, in equal installments at a rate equal to $120,000 per year. During the first year of this Agreement, following the Closing Date, the Company shall pay the Employee a base salary, payable semi-monthly, in equal installments at a rate equal to $200,000 per year. In each subsequent year of this Agreement, following the Closing Date, the Company shall pay to the Employee a salary equal to the greater of (i) his salary for the immediately preceding year or
(ii) a salary determined by the Board of Directors following its annual salary and performance review.

              (b) Employee shall receive an annual cash performance bonus for the calendar year during the term of this Agreement to be determined according to the following procedure. The Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall establish specific annual performance goals for the Company and for Employee with





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respect to each calendar year during the term of this Agreement commencing on
January 1, 1998. Such goals shall be communicated to Employee not later than the end of the first quarter of the applicable calendar year. At the end of each calendar year during the term of this Agreement, or within a reasonable time thereafter, the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall review the actual performance of the Company and Employee, giving due consideration to market and other developments outside of the control or influence of Employee and the Company, and based upon the extent to which the applicable annual performance goals have been achieved, shall determine in its sole and absolute discretion, the amount of performance bonus payable to Employee with respect to such year.

              (c) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

       5. Fringe Benefits. So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees as approved from time to time by the board of directors of the Company or any compensation committee of the board of directors, if any, and on terms at least as favorable to Employee as are offered to other senior executives of the Company. The Company shall reimburse Employee for his reasonable travel and other expenses incurred in connection with his employment under this Agreement.

       6.     Termination.

              (a) Employee agrees that this Agreement may be terminated by the Company with or without "Cause" at any time, subject to the terms of this
Section 6. Such termination shall be effective upon delivery of written notice to Employee of the Company's election to terminate this Agreement under this
Section 6. "Cause" when used in connection with the termination of employment with the Company, shall mean the termination of the Employee's employment by the Company by reason of (i) the conviction of the Employee of a crime involving moral turpitude by a court of competent jurisdiction as to which no further appeal can be taken; (ii) the proven commission by the Employee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Employee; (iv) the willful, continued and unreasonable failure by the Employee to perform material duties assigned to him and agreed to by him after reasonable written notice and opportunity to cure such performance; (v) the knowing engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by the Employee, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Insider Trading Policy, if any, then in effect.

              If the Employee's employment terminates, unless the Company terminates the Employee's employment under this Agreement for Cause or the Employee resigns, the Company shall, subject to the terms of Section 6(c) below, and only if and as long as Employee is not in breach of





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his obligations under this Agreement, pay to the Employee an amount equal to twelve (12) months compensation at his then current salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for said twelve (12) month period including, without limitation, continuation of any Company-paid benefits as described in Section 5 for the Employee and his family. Notwithstanding anything in this Agreement to the contrary, in the event of (A) the sale of all or substantially all of the assets of the Company, or (B) a merger, consolidation, liquidation or reorganization of the Company, in which the Company is not the surviving entity, or which results, in any event, in a change of control of the Company, the Company or the surviving entity, as the case may be, shall either adopt this Agreement or pay to the Employee, an amount equal to thirty six (36) months compensation at Employee's then current annual salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for such thirty six
(36) month period.

       In the event that this Agreement is terminated by Company without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands which Employee may have arising out of such termination as liquidated damages and not as a penalty, the applicable amount which is set out above. Employee hereby waives any and all rights he may have to bring any cause of action or proceeding contesting any termination without Cause, provided, however, that such waiver shall not be deemed to affect Employee's rights to enforce any other obligations of the Company. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following his date of termination if his termination is for Cause.

              (b) If at any time during the term of this Agreement, Employee is unable due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the first six (6) month period of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such six (6) month period, the Company, at its sole option, may continue payment of Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period pursuant to Section 6(a). Employee shall be deemed to have incurred a disability if Employee suffers a physical or mental condition which (i) satisfies the definition of "total disability" in the Company's disability insurance policies, or (ii) if no such policy or plan is then covering Employee, in the judgment of the Board of Directors, prevents Employee from engaging in any substantial gainful employment with the Company for a period not less than six (6) months.

              (c)    So long as Employee receives a severance as provided in
Section 6(a) or (b) above, Employee agrees that he will sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or take other actions reasonably related thereto as requested by the Board of Directors of the Company. Failure to take any such action shall cause Employee to forfeit any further rights to the salary continuation payments in Section 6(a) or (b). In addition, Employee agrees that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution thereof, and the Employee hereby appoints the then current president





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of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as other shareholders generally or as all management shareholders.

       7.     Covenant Not to Compete.

              (a) During the term of this Agreement, Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (except as a stockholder of less than one percent (1 %) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or any of its affiliates.

              (b) Employee further agrees that, for a period of two (2) years from and after the date of termination of Employee's employment under this Agreement, regardless of the reason for such termination, he will neither represent nor engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (other than as a stockholder of less than one percent (1 %) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world which directly competes with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment. Notwithstanding the foregoing, after the termination of Employee's employment under this Agreement, nothing herein shall prevent Employee from working in the marsh or marine construction and pipe laying businesses, industrial diving and offshore products fabrication businesses, other than as an employee of Company or a subsidiary of Company if such activities are in areas not in direct competition with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment.

              (c) Employee agrees that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In particular, Employee acknowledges that the parties anticipate that the Employee will be actively seeking markets for the Company's products throughout the United States during his employment with the Company.

              (d) Employee agrees that the remedy at law for any breach by him of this Section 7 will be inadequate and that the Company shall also be entitled to injunctive relief.

       8. Confidential Information and Results of Services. Employee agrees that during the term of this Agreement, and for five (5) years after his termination of employment, he will not make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company, or any of its affiliates, and further agrees, that he will return to the





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Company all written materials in his possession embodying such Confidential
Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by the Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information
(a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or
(d) which the Company has expressly given Employee the right to disclose pursuant to written agreement. Employee agrees that the remedy at law for any breach by him of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

       9. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

              (a) If to the Employee, to the address set out in the beginning of this Agreement;

              (b)    If to the Company:

                     Red Fox International, Inc.
                     3535 Briarpark, Suite 210
                     Houston, Texas 77042

              Either party may change such party's address by such notice to the other parties.

       10. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither the employee nor his spouse will have the right to commute, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.





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       11.    Survival.  The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

       12. Applicable Law. The substantive laws of the State of Texas, excluding any law, rule or principle which might refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. This Agreement is to be negotiated, executed and performed in Harris County, Texas, and, as such, the Company and Grantor agree that personal jurisdiction and venue shall be proper with the state or federal courts situated in Harris County, Texas, to hear such disputes arising under this Agreement.

       13. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

       14. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

       15.    Waiver and Amendments; Cumulative Rights and Remedies.

              (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

              (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

              (c) The obligations of the parties hereto and such parties' rights and remedies hereunder are in addition to all other obligations of such parties, and all rights and remedies of such parties, created pursuant to any other agreement.

       16. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

       17. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall





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negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

       IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement under seal on the date first above written, to be effective as of August 1, 1997.


                                           RED FOX INTERNATIONAL, INC., A
                                           DELAWARE CORPORATION


                                           By: /s/  G. DARCY KLUG
                                              ----------------------------------
                                                 G. Darcy Klug, Vice President

                                           EMPLOYEE:


                                            /s/ BILL E. STALLWORTH
                                           -------------------------------------
                                           Bill E. Stallworth





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